Exhibit 99.1

Fourth Quarter 2002 Results—Supplemental Information

Note: A full version of the supplemental information pertaining to the December 10, 2002 press release
“Schlumberger Updates Strategy for SchlumbergerSema Business Segment and Announces
Charges” can be found at http://www.slb.com/dec10pr

A)	Oilfield Services

Q1)	What is the general activity outlook for the Areas?

North America (NAM)

Activity in Canada should continue to improve throughout the winter season while activity in the US remains lackluster. However the cold winter weather, coupled with lower production capacity, has led to significant gas withdrawal from inventory and this should create a favorable environment for an increase in gas directed drilling and an improvement in rigless pressure pumping (fracturing) activities. Activity in the Gulf of Mexico should benefit from the suspension of the deep gas royalty together with greater confidence in gas demand factors and commodity pricing.

Latin America (LAM)

Large onshore and offshore field development programs will continue to drive activity improvements in Mexico while activity in Argentina should continue to benefit from improvements in the political and economic environment. In Venezuela, political turmoil has greatly reduced activity and the timing of any improvement remains highly dependant on successful settlement of the situation.

Europe/CIS/West Africa (ECA)

Continued investment in West Africa, the Caspian and Russia has driven activity growth in this Area. The expansion in Russia is expected to continue, while growth in the Caspian will be delayed until the partners approve the funding plan for the next phase of the Tengiz field development program. The general slowdown in activity in the North Sea is set to continue, in part due to seasonal related delays and to a substantial decrease associated with the refocusing of investment plans by the majors. Activity in Nigeria continues to be adversely impacted by the postponement of further development activities largely linked to quota restrictions. Elsewhere, current levels of activity are expected to remain relatively stable.

Middle East & Asia (MEA)

Despite growing political concerns in the region, activity has remained relatively buoyant. In spite of a modest seasonal slowdown expected in the first quarter, and in the absence of further socio-political unrest and regional tension in the Gulf and/or Asia, the underlying fundamentals will support further growth over the medium to long term.

Q2)	What is the current level of oilfield services activity in Venezuela, and how does this impact Schlumberger?
Activity in Venezuela, while not at a complete standstill, is approximately one third of normal levels. Therefore, the impact to Schlumberger, while not severe, is still substantial given the infrastructure that we have in the country and the relative speed at which the changes occurred.

Q3)	What steps is Schlumberger taking in Venezuela to adapt to the reduced levels of activity?
We are reducing our resources to a level consistent with the anticipated activity in the coming months. This includes a reduction in non-essential staff, transfer of excess equipment and personnel where appropriate, and other cost reduction initiatives. These short-term steps are being taken in full consideration of the need for Schlumberger to retain operational flexibility while maintaining a commitment to our customers.

Q4)	What steps are being taken to improve margins following the deterioration in the results of the Europe/Africa Area?
Appropriate action is being taken to match resources with the slow down in activity. We are actively transferring equipment to regions that are experiencing growth, thus optimizing their use. In addition we are transferring engineers to other locations and reducing staffing levels where necessary.

Q5)	What is the status of the deepwater activity in the Gulf of Mexico?
Deepwater activity has proven to be relatively immune to the North American cycle and this is expected to continue. However, weather-related stoppages in the quarter impacted the results.

Q6)	Which services have seen the greatest pricing changes in North America this quarter?
Pressure pumping pricing has not recovered as well stimulation activity declined in the quarter.

Q7)	Which technology segments have seen the greatest improvement this year?
Well Completion Services (WCP) and Drilling &Measurements (D&M) continue to grow as new technologies are introduced or as market share improves. WCP revenues increased 8% year-to-date (YTD) on the strength of an improved position in completions together with gains from new perforating and sand prevention technologies. D&M revenues were up 7% YTD due to continued robust growth and pricing improvements for PowerDrive* rotary steerable services that included the latest 4¾" diameter tools. In addition, market share gains were recorded for DD, MWD, and LWD services.

Q8)	Could you describe the non-US pricing environment?
Pricing levels have generally remained stable. However in some areas, such as the UK sector of the North Sea, reduced levels of activity are having a negative impact on pricing.

Q9)	What was the change in Oilfield Services revenue and pretax income for the Areas, excluding the impact of WesternGeco?

	Δ% Q4/Q3 2002	Δ% Q4’02/Q4’01
Global MI Rig Count	2.5%	-7%
Total OFS Revenue (Ex. WG)	-1%	-4%
Total OFS IBT (Ex. WG)	-15%	-28%

	Δ% Q4/Q3 2002	Δ% Q4’02/Q4’01
North America MI Rig Count	2%	-9%
North America OFS Revenue (Ex. WG)	-1%	-12%
North America OFS IBT (Ex. WG)	-14%	-49%

	Δ% Q4/Q3 2002	Δ% Q4’02/Q4’01
Latin America MI Rig Count	-11%	-12%
Latin America OFS Revenue (Ex. WG)	11%	-7%
Latin America OFS IBT (Ex. WG)	16%	-7%

	Δ% Q4/Q3 2002	Δ% Q4’02/Q4’01
Europe/CIS/West Africa MI Rig Count	-1%	-11%
Europe/CIS/West Africa OFS Revenue (Ex. WG)	-7%	3%
Europe/CIS/West Africa OFS IBT (Ex. WG)	-35%	-45%

	Δ% Q4/Q3 2002	Δ% Q4’02/Q4’01
Middle East/Asia MI Rig Count	2%	5%
Middle East/Asia OFS Revenue (Ex. WG)	-2%	0%
Middle East/Asia OFS IBT (Ex. WG)	1%	0%

Q10)	Following the third-quarter loss from the WesternGeco seismic joint venture, what were the results in Q4?
Excluding charges, the operating loss at WesternGeco in the 4th quarter was much lower than in the 3rd quarter. This was mainly attributed to an increase in multi-client license sales in the Gulf of Mexico, which offset the seasonal slowdown in Europe, but also included favorable adjustments to certain benefit accruals in the light of the 2002 results.

Q11)	What is the current size of the WesternGeco multi-client library?
The net book value of the multi-client library as of December 31, 2002 was $1,018 million.

Q12)	What were multi-client sales in the quarter and what was the cost of sales?
Multi-client revenues were $120 million during the quarter (up from $100 million in Q3) including $49 million of surveys with zero book value. The charge to cost of goods sold was $47 million for the quarter.

B)	SchlumbergerSema

Q13)	What is the outlook for the first half of 2003?
The environment for consulting and systems integration did not improve as anticipated earlier in the year. IT spending is still under tight control and an upturn is not expected prior to the 2nd half of 2003 as companies concentrate on projects with quick ROI. The focus on Total Cost of Ownership has prompted customers to outsource their IT infrastructure and processes but economic uncertainty remains a barrier to decision making, particularly in Europe.

SchlumbergerSema expects to experience an across-the-board seasonal slowdown in the first quarter, while anticipating low single-digit growth in its target industries in 2003. The Network and Infrastructure Solutions’ offerings are gaining momentum in all GeoMarkets, particularly for security, business continuity and frontier connectivity offerings in the energy sector. In addition, the e-Government initiatives continue to drive a significant part of our systems integration business development efforts in Western Europe. Continued focus on cost rationalization will drive profitability improvements throughout the year.

The SchlumbergerSema forecast is in line with the projections used in the goodwill impairment study.

Q14)	What is the 2002 revenue breakdown for the business segments?

Energy and Utilities segment revenue was $502 million.

Telecommunications segment revenue was $521 million.

Public Sector segment revenue was $628 million.

Finance segment revenue was $359 million.

Transport segment revenue was $175 million.

Q15)	What is the utilization ratio of SchlumbergerSema?
Utilization ratio represents the percentage of our professionals’ time spent on billable work. We plan and manage our headcount to meet the anticipated demand for our services. In the fourth quarter, the utilization ratio of SchlumbergerSema was on average 80%

Q16)	How is the SchlumbergerSema cost reduction program progressing? What are the annualized savings to date?
A further $21 million savings in annualized indirect costs were achieved in the fourth quarter.

Q17)	What is the current SchlumbergerSema headcount?
The SchlumbergerSema headcount is currently 25,000. This number includes Network Solutions personnel formerly in the oilfield organization.

Q18)	Would you describe the pricing environment in the IT services industry?
Excess capacity in the IT services industry is expected to keep pricing under pressure and we have observed severe erosion in some fiercely competitive markets. Any improvements in pricing are not expected before the second half of 2003.

Q19)	What are the main drivers of the global energy IT services industry, and how is SchlumbergerSema positioned in this industry?
Global energy IT services spending is likely to remain under pressure in 2003, with continuing weakness in demand for discretionary services such as consulting and systems integration being offset by growing demand in outsourcing and security solutions. The ERP roll out is entering its final phase as the main players in the energy segment made large investments over the last five years. In contrast, mergers and internal process improvements are forcing companies to rationalize and standardize, providing growth opportunities for SchlumbergerSema. The need for data integration and real-time information is leading to increased demand for Network and Infrastructure Solutions.

C)	Others

Q20)	How did Cards and related products perform in the quarter?
Cards and related products experienced robust growth in the fourth quarter with revenue of $246 million, an increase of 9% year-on-year and 17% sequentially. Key factors included record volume sales of mobile communications cards driven by operators’ traditional holiday season campaigns in addition to the opening of the Brazilian GSM network. Other contributing factors included higher demand in the banking card segment led by EMV cards in the UK, a significant replacement campaign for the Proton e-purse in Malaysia as well as improved activity in the payment terminals business.

Q21)	How is the semiconductor test activity performing?
NPTest fourth quarter revenue was $49 million and orders were up 40% sequentially.

D)	Schlumberger Limited

Q22)	What was the Q4 effective tax rate and what do you expect the effective tax rate to be for 2003?
The effective tax rate before charges for the fourth quarter was 30% compared to 26% in the third quarter. The increase is due to non-tax effective losses in Latin America and a valuation allowance on interest expense in Europe. On a comparable basis, excluding the amortization of goodwill and assembled work force, the fourth quarter 2001 effective tax rate was 28%. We believe that the effective tax rate percentage will be around 30% in 2003.

Q23)	Why did liquidity improve in Q4?
Liquidity in the quarter improved $511 million due to an improvement in working capital requirements, mostly receivables, and proceeds from the sale of the drill bits business ($259 million) and two drilling rigs ($95 million). There was an adverse currency translation effect of $158 million in the quarter due to a weaker US dollar against the European currencies. December 31, 2002 net debt† was $5,021 million.

†(Net debt is gross debt after the deduction of cash and short term investments, as well as fixed income investments held to maturity)

Q24)	What is the liquidity objective for Schlumberger?
The company believes that strong credit metrics are an integral component of its business model, due to the cyclical nature of its activities. Deleveraging should come from cash flow from operations coupled with the continuation of the divestiture program, which is progressing. However, some delays may be experienced due to the current market environment and/or until we obtain fair pricing for the businesses the company expects to divest. Management expects to achieve its goal of reducing the company’s net debt to under $4 billion by year end 2003.

Q25)	What is the timeframe for the IPO of NPTest?
The organization is in place and a draft registration statement on Form S1 has been filed with the SEC. However we are intent on waiting until investors regain confidence in the market in general, particularly the semiconductor equipment sector.

Q26)	What are the plans for further divestitures?
As part of the company’s ongoing efforts to refocus activities, other non-core business units may be put on the market when conditions are satisfactory.

Q27)	What is the difference between OFS pretax income and the sum of the business Areas?
The difference of approximately $9 million comes from Oilfield Services headquarters projects and costs plus Oilfield Services consolidation eliminations.

Q28)	What is the difference between the SchlumbergerSema pretax income and the business Areas?
The difference is due to SchlumbergerSema headquarters’ costs that are not allocated to the Areas.

Q29)	What is the difference between Schlumberger pretax income and the pretax income of the business segments, including income from ‘Other’ activities?
Major items include corporate headquarters expenses, interest expense and income, gain on the sale of securities, interest on post-retirement benefits, amortization of identifiable intangibles and currency exchange gains and losses.

Q30)	What is the comparative amortization of intangibles?
FASB # 142 was effective January 1, 2002. Amortization of goodwill and assembled work force has stopped. Q4 2002 includes after-tax amortization of other identifiable intangibles of $10 million compared to $16 million in Q3 2002.

Q31)	What is the Schlumberger position regarding the expensing of stock options to employees?
The company has two stock compensation plans – stock option awards and an employee stock purchase plan. The company discloses in its annual report to shareholders the effect on net income and earnings per share had the plans been expensed under a Black-Scholes option-pricing model. The effect in 2001 was $136 million ($0.24 per share). The effect for 2002 is approximately $157 million ($0.27 per share).

Q32)	What is the current position on funding the company pension plans?
The material defined benefit plans include plans in the USA and the United Kingdom. Each of these plans is under-funded on an actuarial basis as a result of lower interest rates and poor financial market performance. The company will significantly increase its funding of the plans over the next few years unless there is a meaningful recovery in the markets and/or interest rates rise. This increased funding is easily manageable from a liquidity perspective.

In accordance with FASB #87, the company was required to record a minimum pension liability of $314 million. The offset has been recorded in Other Comprehensive Income. The minimum liability represents the difference between the Accumulated Benefit Obligation (present value of benefits earned to date) and the plan assets plus the balance sheet accrual at December 31, 2002.

Q33)	What is the present guidance on full year 2003?
Capex: $1.2 billion
Multi-client: $200—$250 million
Depreciation and amortization: $1.6 billion

Q34)	When will Schlumberger restate its revenues and pretax income for the Areas following the recent reorganization as announced on December 10th, 2002?
Fully restated revenues and pretax income by quarter for 2001 and 2002 following the reorganization of SchlumbergerSema, the transfer of the Network Solutions business from Oilfield Services to SchlumbergerSema and the sale of the drill bits business can be accessed at http://www.slb.com/ir Fully restated financial data for 1998 – 2002 will be published in the Schlumberger Annual Report to Stockholders due in March 2003.

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* Mark of Schlumberger

This question and answer document, the fourth quarter and full year 2002 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook, economic recovery, expected capex, multi-client and depreciation and amortization expenditures, the funding of pension plans and related pension expense, the timing and likelihood of NPTest’s initial public offering, conditions in the oilfield service business, including activity levels during 2003, production increases in non-OPEC areas, issues affecting the seismic industry, continued deepwater drilling activity, benefits from contract awards, future results of operations, pricing, future effective tax rates, the realization of cost reduction and savings in SchlumbergerSema and expectations regarding the future business and performance of SchlumbergerSema resulting from the updated strategy and business realignment. These statements involve risks and uncertainties, including, but not limited to, the extent and timing of a rebound in the global economy, changes in exploration and production spending by major oil companies, including our expectations for renewed growth in gas drilling and improvement in rigless gas pressure pumping activities in NAM; recovery of activity levels, improved pricing and realization of cost reduction and cost savings targets associated with the seismic business; continuing customer commitment to certain key oilfield projects, general economic and business conditions in key regions of the world, including Argentina and political and economic uncertainty in Venezuela and further socio-political unrest in the Gulf and/or Asia, changes in business strategy for SchlumbergerSema businesses including the expected growth of Schlumberger IT Consulting and Systems Integration Services and Network and Infrastructure Solutions in the global energy sector, continuing customer commitment to key long-term services and solutions contracts in our SchlumbergerSema businesses; a reversal of the weak IT environment and a significant increase in IT spending; the extent and timing of a recovery in the telecommunications industry; continued growth in the demand for smart cards and related products and in e-Government systems integration efforts in Western Europe; Schlumberger’s ability to meet its identified liquidity projections, including the generation of sufficient cash flow from oilfield operating results and the successful completion of certain business divestitures, the adoption and effect of new accounting standards, potential contributions to pension plans and other factors detailed in our fourth quarter and full year 2002 earnings release, our most recent Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.